Exhibit 99.1
FOR IMMEDIATE RELEASE:

For Further Information:
J. Marcus Scrudder	Hala Elsherbini or Brett Suddreth
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Enters into Agreement to Acquire Woodard, LLC
Broadens Fast-Growing Outdoor Product Offering
COPPELL, TEXAS, December 18, 2007 – Craftmade International, Inc. (Nasdaq: CRFT) today announced that it has entered into an agreement with Woodard, LLC and CC Industries to acquire substantially all of the assets of Woodard, LLC, a leading Chicago-based designer, manufacturer and distributor of a broad line of outdoor furniture products and related accessories. The purchase price will be a combination of equity and cash. Completion of the acquisition, which is subject to a number of customary closing conditions, is expected to close on or about January 2, 2008.
Under the terms of the purchase agreement, Craftmade will acquire all plant, property and assets for the purchase price, subject to a post-closing working capital adjustment, of $19.3 million plus warrants to purchase 200,000 shares of common stock. The purchase price consideration will include 500,000 shares of common stock, valued at $8.10 per share which is based on the average closing price of CRFT shares for the three trading days prior to the signing of the agreement, with the remaining purchase amount to be paid in cash at closing. The working capital adjustment is contingent upon the delivery of $17.7 million in working capital. Other assets include a long-term receivable valued at approximately $1.4 million and Woodard’s 306,000 square foot manufacturing facility in Owosso, Michigan. While management of Craftmade expects to complete this acquisition during its third fiscal quarter of 2008, there can be no assurance that the parties will be able to satisfy all conditions to which closing is subject under the agreement.
James R. Ridings, Craftmade’s Chairman and Chief Executive Officer, said, “We continue to look for ways to diversify our strong product offering and be less reliant on new home construction while leveraging our core marketing and distribution competencies. The Woodard acquisition will be a strategic addition to our fast-growing outdoor product lines, and will allow us entry into the growing hospitality market, expand our retail customer base, and add a new independent distribution channel.
“Additionally, Woodard’s manufacturing plants will provide us with more manufacturing flexibility without losing focus on our core capabilities. We will be able to provide new and existing customers with competitive pricing, continued exceptional product designs and high quality customer service. As with any of our potential acquisitions, the Woodard acquisition is expected to be immediately accretive to our earnings,” Ridings concluded.

Press Release
Craftmade International, Inc.
December 18, 2007

About Woodard, LLC
Woodard, LLC, a CC Industries Company, was founded in 1865 and is a leading manufacturer of wrought iron, aluminum, and all season wicker outdoor furniture presented under the Woodard, Woodard Landgrave, and Woodard Lyon Shaw brands. Headquartered in Chicago, Illinois, Woodard, LLC, has manufacturing facilities in Owosso, Michigan and sources other products from China and Mexico. More information about Woodard’s products can be found at http://www.woodard-furniture.com.
About CC Industries
CC Industries is a Chicago based holding and management company responsible for the Crown Family’s portfolio of privately held operating companies. CC Industries describes their investment approach as taking a long-term perspective with respect to its operating company investments and has owned Woodard since 1984. Its current portfolio includes Great Dane Limited Partnership, Formax, Inc., Bush Hog, LLC, and Crown Community Development.
About Craftmade International
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products, decorative light bulbs, door chimes, ventilation systems and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 54 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Certain statements in this news release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward looking statements include, but are not limited to, (i) statements concerning future financial condition and operations, including future cash flows, revenues, gross margins, earnings and variations in quarterly results and (ii) other statements identified by words such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases. These factors that could affect our financial and other results can be found in the risk factors section of our Form 10-K for the fiscal year ended June 30, 2007, as filed with the SEC on September 13, 2007. The forward-looking statements included in this news release are made only as of the date of publication, and we undertake no obligation to update them to reflect subsequent events or circumstances.